                                  EXHIBIT 4.15

                          LINE OF CREDIT LOAN AGREEMENT
                          -----------------------------
                               AND PROMISSORY NOTE
                               -------------------

         Insignia Solutions, plc ("Debtor") and the undersigned persons listed on Schedule 1 hereto (each of whom is individually referred to as a "Lender," and all of whom are collectively referred to as the "Lenders") enter into this Agreement as of March 20, 2000, as follows:

         1. LINE OF CREDIT. Lenders agree to loan to Debtor up to a maximum of Five Million Dollars ($5,000,000) on the terms and conditions set forth herein. Each Lender shall loan his pro rata share of the total maximum loan, as set forth on Schedule 1 hereto. The lending commitment provided herein shall terminate on March 20, 2001, unless sooner terminated pursuant to the provisions of this Agreement.

         2. ADVANCES. Lenders shall make advances hereunder within ten (10) days of receipt of the written request of Richard Noling or Stephen Ambler, officers of Debtor, either of which may act individually; Lenders shall be entitled to rely upon the authority of said officers until written notice of the revocation of such authority is received by Lenders. Advances shall be made by the Lenders in proportion to their pro rata shares, as set forth on Schedule 1 hereto, or in any other proportions as the Lenders may agree upon (the Lenders agreeing to notify Debtor in writing of any modification of the proportions specified on
Schedule 1). The Lenders may, without Debtor's consent, assign any portion or all of their lending commitments or advances made hereunder, or grant one or more participation interests therein, to other persons or entities (PROVIDED, that no such assignment or grant of a participation shall relieve the Lenders of their obligation to make advances as provided herein). Any such advance shall be conclusively presumed to have been made to or for the benefit of Debtor when made in accordance with such requests. The total principal amount outstanding hereunder shall not exceed Five Million Dollars ($5,000,000). The minimum amount of each advance shall be One Hundred Thousand Dollars ($100,000).

         3. INTEREST. Subject to Section 4 below, simple interest shall accrue from the date of each advance until paid at the rate of the prime rate announced by the Wall Street Journal plus two percent (2%) per annum until June 30, 2000, and at the rate of the prime rate announced by the Wall Street Journal plus four percent (4%) per annum from July 1, 2000 until repayment, such rate to be determined and applied on a monthly basis on the first day of each calendar month during the term hereof. Interest shall be computed based upon the amount of each advance and the number of days such advance remains outstanding. Accrued interest shall be payable on the last day of each month, commencing April 30, 2000.

         4. INTEREST LIMITATION. The amount of interest accruing hereunder shall not exceed the maximum rate allowed by California law, which maximum rate shall be applied in any month in which the interest rate specified in Section 3 would exceed such maximum legal rate.

         5. REPAYMENT. For value received, Debtor hereby promises to pay to Lenders, or order, the total unpaid principal amount advanced by Lenders from time to time to the undersigned in accordance with the terms hereof, together with interest thereon as stated herein. The outstanding principal balance under this Agreement and Note, together with all accrued and unpaid interest thereon, shall be due and payable on March 20, 2001. Debtor may pay all or any portion of the amount due hereunder at any time, without penalty. Debtor shall give Lenders no less than five (5) days prior notice of each repayment. Each repayment shall be made in proportion to the Lenders' respective pro rata shares, as set forth in Schedule 1 hereto.

         6. TERMINATION AND REDUCTION. The obligation of Lenders to advance funds pursuant to this Agreement and Note shall be reduced by One Dollar ($1.00) for each One Dollar ($1.00) of any debt or equity financing obtained by the Company prior to the termination of the lending commitment provided in this Agreement ("Termination Event"). The funds received by Debtor in any such debt or equity financing shall be applied to repay any outstanding advances under this Agreement (including principal and accrued and unpaid interest). In the event that, as a result of any reduction in the commitment pursuant to the first sentence of this Section 6 or otherwise, the aggregate principal amount of advances outstanding hereunder exceeds the aggregate loan commitment, Debtor shall be obligated without notice to immediately repay the advances such that the aggregate principal amount thereof is not in excess of the aggregate loan commitment.

         7. FEES.

            a. Debtor shall pay to Lenders a commitment fee in the amount of Two Hundred Thousand Dollars ($200,000), payable in American Depository Shares representing ordinary shares of Lender ("ADS's"), such shares to be valued at the closing market bid price on March 19, 2000. The commitment fee shall be allocated 25% to each of the Lenders.

            b. In addition, Debtor shall pay to Lenders a fee of two percent (2%) of the amount of each advance and of the amount by which the line of credit obligation pursuant to this Agreement is reduced by a Termination Event. This fee shall be payable, at the option of each Lender, in either cash or ADS's valued at the closing market bid price on the last trading day prior to the day of the advance or the Termination Event. Such fee shall be allocated 25% to each of the Lenders.

            c. The number of ADS's to be issued pursuant to subsections a. and
b. above shall be determined according to the formula N = A/(B-C), where:

               A = Fee Payable($)
               B = Market Price of Share
               C = Par Value of Share (20 pence)
               N = Total Number of Shares to be issued

In connection with such issuance, Lenders shall pay to Debtor an amount (in US Dollars) equal to 20 pence multiplied by the total number of shares issued.

         8. REGISTRATION STATEMENT. In the event that the payment of any fees pursuant to Section 7 is made in the form of the American Depository Shares representing ordinary shares of Debtor, Debtor hereby agrees to file within sixty (60) days of the date of the issuance of said shares a Registration Statement on Form S-3 with the Securities and Exchange Commission covering the resale of said shares. The Registration Statement shall be declared effective as soon as possible. Debtor shall take all reasonable actions requested by Lenders to cause the issuance of said shares to Lenders to be exempt from the provisions of Section 16 of the Securities and Exchange Act of 1934, as amended.

         9. EXPENSES. Debtor shall reimburse Lenders for all reasonable legal and due diligence expenses incurred in connection with this Line of Credit Loan Agreement and Promissory Note, in an aggregate amount not to exceed Fifteen Thousand Dollars ($15,000).

        10. DEFAULT. The occurrence of any of the following events shall, at the option of the holder of this Agreement and Note (except in the case of the events described in clauses c., d. and e. below, the occurrence of which shall automatically and without any notice to Debtor), (i) make the entire principal balance of and accrued interest on each advance hereunder immediately due and payable, and (ii) result in the immediately termination of the loan commitment provided for in this Agreement:

            a. Default in the payment of any principal or interest when due, when not cured within five (5) days of notice thereof;

            b. Failure by Debtor to comply with any term of this Agreement;

            c. The appointment of any receiver or trustee of all or a substantial portion of the assets of Debtor;

            d. Debtor shall become insolvent or unable to pay debts as they mature, make a general assignment for the benefit of creditors, voluntarily file for relief under any bankruptcy or similar law, or terminate its business;

            e. Any involuntary petition in bankruptcy shall be filed against Debtor;

            f. Any levies of attachment, executions, tax assessments or similar processes shall be issued against the business assets of Debtor; or

            g. Any event or circumstance that occurs or becomes evident after the date of this Agreement that constitutes a material adverse change in the business, financial condition, results of operation or prospects of Debtor, or in the ability of Debtor to perform its obligations under this Agreement or to repay any advance hereunder, as determined in the sole reasonable judgment of the Lenders.

        11. GENERAL PROVISIONS; SECURITY; RANKING.

            a. Principal and interest shall be payable in lawful money of the United States.

            b. Debtor shall pay all costs of collection, including reasonable attorneys' fees, incurred in collection of amounts due pursuant to this Agreement and Note.

            c. Debtor hereby waives diligence, presentment, protest and demand and notice of every kind and (to the full extent permitted by law) the right to plead any statute of limitations as a defense to any demand or action hereunder.

            d. All notices required or permitted hereunder (except requests for advances) shall be in writing and shall be deemed delivered upon receipt by personal delivery, commercial courier service (such as Federal Express) or telephone facsimile, or three (3) days after deposit in the United States mail, postage prepaid and return receipt requested, addressed as set forth below (or at such other address as may be provided by notice hereunder).

            e. This Agreement and Note contains the entire agreement relating to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, between Lenders and Debtor.

            f. This Agreement and Note is made in the State of California and shall be governed by and construed in accordance with the internal laws of California.

            g. As collateral security for the performance by Debtor of its obligations hereunder and under each advance, and subject to all security interests in the assets of Debtor granted by Debtor prior to the date hereof, Debtor hereby grants to the Lenders a security interest and lien in and upon all of its assets and properties, including both tangible and intangible assets and properties. Promptly following the written request of the Lenders at any time, Debtor agrees to execute and deliver a "blanket lien" security agreement customary in form and substance for transactions of this nature, and to execute and cause to be filed in appropriate filing offices such UCC-1 financing statements, filings in the U.S. Patent and Trademark Office and other similar filings to evidence and perfect the foregoing security interest. Further, Debtor agrees not to incur any additional debt for money borrowed or issue any debt securities or evidence of indebtedness to third parties (excluding solely trade liabilities and other liabilities incurred in the ordinary course consistent with past practice) unless the obligee thereunder expresses agrees in writing that the advances made pursuant to this Agreement rank prior in right and priority of payment to such other indebtedness. Such agreement shall be in the form of a customary subordination agreement that is reasonably acceptable to the Lenders in form and substance. The Lenders' rights to security hereunder shall terminate when both (i) the Lenders' commitments hereunder have terminated, and
(ii) Debtor has paid to Lenders any outstanding unpaid principal and accrued interest balances hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Note the dates set forth below.

                                     DEBTOR:

                                     Insignia Solutions, plc

Dated:  20 March, 2000               By /s/ STEPHEN AMBLER
                                        --------------------------------
                                        Stephen Ambler, Secretary

                                     Address: 41300 Christy Street
                                     Fremont, California 94538


                                     LENDER:

Dated:  March 20, 2000               By /s/ VINCENT S. PINO
                                        --------------------------------
                                        VINCENT S. PINO

Dated:  March 20, 2000               By /s/ ROSEMARY G. PINO
                                        --------------------------------
                                        ROSEMARY G. PINO

Dated:  March 20, 2000               By /s/ MICHAEL V. PINO
                                        --------------------------------
                                        MICHAEL V. PINO

Dated:  March 20, 2000               By /s/ TIFFANY R. PINO
                                        --------------------------------
                                        TIFFANY R. PINO

                                     Address:  31441 Island Drive
                                     Evergreen, CO  80439

                                   SCHEDULE 1

                LINE OF CREDIT LOAN AGREEMENT AND PROMISSORY NOTE

 NAME OF LENDER            AMOUNT OF LOAN         PRO RATA SHARE OF LOAN/FEES
 --------------            --------------         ---------------------------
Vincent S. Pino              $1,750,000                   35%/25%

Rosemary G. Pino             $1,750,000                   35%/25%

Michael V. Pino              $750,000                     15%/25%

Tiffany R. Pino              $750,000                     15%/25%






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